As filed with the Securities and Exchange Commission on July 29, 2022.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

NATUZZI S.p.A.

(Exact Name of Registrant as Specified in Its Charter)

Republic of Italy	2510	N/A
(State or other jurisdiction of Incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Via Iazzitiello 47

70029 Santeramo in Colle, Bari, Italy

+39 080 8820 812

(Address of principal executive offices, including zip code)

Natuzzi 2022-2026 Stock Option Plan

(Full Title of the Plan)

Natuzzi Americas, Inc.

151 West High Avenue

High Point, North Carolina 27260

Phone: +1 (336) 887-8300

(Name, address and telephone number, including area code, of agent for service )

Copies to:

David I. Gottlieb

Cleary Gottlieb Steen & Hamilton LLC

2 London Wall Place

London EC2Y 5AU

United Kingdom

Tel. No.: 011-44-20-7614-2230

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Registration Statement relates to the registration of ordinary shares, par value €1.00 per share (the “Ordinary Shares”), of the Registrant to be offered and sold under the Natuzzi 2022-2026 Stock Option Plan (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) (§230.428(b)(1)). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 (§230.424). These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. See Rule 428(a)(1) (§230.428(a)(1)).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The rules of the Commission allow us to incorporate by reference information into this Registration Statement. The information incorporated by reference is considered to be a part of this Registration Statement, and information that we file later with the Commission will automatically update and supersede this information. This Registration Statement incorporates by reference the documents listed below. In addition, any Report on Form 6-K of the Registrant hereafter furnished to the Commission pursuant to the Exchange Act shall be incorporated by reference into this Registration Statement if and to the extent provided in such document.

(a)	The Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2021 (File No. 001-11854) filed with the Commission on May 2, 2022.

(b)

All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report referred to in (a) above;

(c)

The description of the Registrant’s Ordinary Shares contained in the Registrant’s Registration Statement on Form 8-A filed under the Exchange Act on Form 8-A dated April 12, 1993, including any amendment or report filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such reports and other documents. Except as provided in the last sentence of the first paragraph of the section of this Registration Statement entitled “Item 3. Incorporation of Documents by Reference”, nothing in this Registration Statement shall be deemed to incorporate any information provided in documents that is furnished (rather than filed) or is otherwise not deemed to be filed under applicable Commission rules.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

None.

Item 6. Indemnification of Directors and Officers

Italian law does not limit the extent to which a company may provide for indemnification of officers and directors, except to the extent it is provided indemnification against damages costs, and expenses for which officers and directors are held liable towards the company or, in any case, as a consequence of the wrongful intentional or grossly negligent acts or omissions or such indemnification is held to be contrary to public policy, such as in case of criminal or administrative financial penalties.

The Registrant maintains insurance under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of infringing or having infringed their duties as directors or officers, so long as such infringement was not willful.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant under the foregoing provisions, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

The Index of Exhibits filed herewith and appearing immediately before the signature page to this Registration Statement is incorporated by reference in this Item 8.

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference herein.

(2) That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Exhibit Index

Exhibit Number	Description

3.1	English translation of the by-laws (statuto) of the Company, as amended and restated as of July 26, 2022.*

4.1	Natuzzi 2022-2026 Stock Option Plan.*

5.1	Opinion of Cleary Gottlieb Steen & Hamilton LLP, Italian Counsel of Natuzzi S.p.A., as to the validity of the Ordinary Shares.*

23.1	Consent of Cleary Gottlieb Steen & Hamilton LLP, Italian Counsel of Natuzzi S.p.A. (included in Exhibit 5.1).*

23.2	Consent of KPMG S.p.A. relating to the consolidated financial statements of Natuzzi S.p.A.*

24.1	Power of Attorney (included as part of the signature page of the Registration Statement).*

107	Filing Fee Table.*

*	Filed herewith
‡	Incorporated herein by reference

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Santeramo in Colle, on this 29th day of July, 2022.

Natuzzi S.p.A.

By:	/s/ Pasquale Natuzzi
Name: Pasquale Natuzzi
Title: Executive Chairman
of the Board of Directors

By:	/s/ Giuseppe Cacciapaglia
Name: Giuseppe Cacciapaglia
Title: Chief Accounting Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Pasquale Natuzzi and Giuseppe Cacciapaglia, and each of them, individually, as his/her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead in any and all capacities, in connection with this Registration Statement, including to sign in the name and on behalf of the undersigned, this registration statement and any and all amendments thereto, including post-effective amendments and registrations filed pursuant to Rule 462 under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his/her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, the Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ Antonio Achille	Chief Executive Officer	July 29, 2022
Antonio Achille	(principal executive
officer)

/s/ Giuseppe Cacciapaglia	Chief Accounting	July 29, 2022
Giuseppe Cacciapaglia	Officer
(principal accounting
officer)

/s/ Pasquale Natuzzi	Executive Chairman of	July 29, 2022
Pasquale Natuzzi	the Board of Directors

/s/ Antonia Isabella Perrone	Non-executive	July 29, 2022
Antonia Isabella Perrone	Director

/s/ Marco Caneva	Non-executive	July 29, 2022
Marco Caneva	Director

/s/ Giuseppe Antonio D’Angelo	Non-executive	July 29, 2022
Giuseppe Antonio D’Angelo	Director

/s/ Alessandro Musella	Non-executive	July 29, 2022
Alessandro Musella	Director

/s/ Pasquale Junior Natuzzi	Executive Director	July 29, 2022
Pasquale Junior Natuzzi

/s/ Gilles Bonan	Non-executive	July 29, 2022
Gilles Bonan	Director

/s/ Cristiano Liuzzi	Authorized	July 29, 2022
Cristiano Liuzzi	Representative in
the United States